Exhibit 21.1

Outdoor Channel Holdings, Inc.
Listing of Subsidiaries

Details of the consolidated subsidiaries at December 31, 2006 are as follows:

	State of
	Incorporation/
Name	Organization	Percent Held
43455 BPD, LLC	California	100%
LDMA-AU, Inc.	Nevada	100%
Gold Prospector’s	California	100%
Association of America, Inc.
Gold Prospector’s	California	100% (held by Gold Prospector’s
Association of America, LLC		Association of America, Inc.)
The Outdoor Channel, Inc.	Nevada	100% (held by Gold Prospector’s
		Association of America, Inc.)